UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2010

MYRIAD GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26642	87-0494517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (801) 584-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

(d) On June 10, 2010, the Board of Directors (“the Board”) of Myriad Genetics, Inc. (“the Company”) approved a resolution, effective as of that date, to increase the size of the Board from seven to eight directors, and appointed Heiner Dreismann, Ph.D. to fill the newly created vacancy. Dr. Dreismann was appointed to serve until the 2010 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation, retirement, or removal.

Dr. Dreismann has not yet been appointed to any committees of the Board. There are no arrangements or understandings between the Company and any other person pursuant to which Dr. Dreismann was selected as a director, nor are there any transactions between Dr. Dreismann and the Company in which he has a direct or indirect material interest that the Company is required to report.

Dr. Dreismann has more than 24 years of experience in the health care industry, including a successful career at the Roche Group from 1985 to 2006 where he retired as President and CEO of Roche Molecular Systems. Dr. Dreismann also served as Head of Global Business Development, Roche Diagnostics and as a member of Roche’s Global Diagnostic Executive Committee. Dr. Dreismann currently serves on the boards of several private health care companies as well as Shrink Nanotechnologies, Inc., a public company. He earned a master of science degree in biology and his doctor of philosophy degree in microbiology/molecular biology (summa cum laude) from Westfaelische Wilhelms University (The University of Münster) in Germany.

On June 10, 2010, the Board granted Dr. Dreismann an option to purchase 30,000 shares of the Company’s common stock at $18.05 per share, the price equal to the closing price of the Company’s common stock on June 10, 2010, pursuant to the Company’s standard practice of granting stock options to new non-employee directors.

ITEM 9.01	Financial Statements and Exhibits.

(d)

Exhibit Number	Description

99.1	Press release dated June 10, 2010 announcing the appointment of Heiner Dreismann, Ph.D. to the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: June 11, 2010	By:	/s/ Peter D. Meldrum
Peter D. Meldrum
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated June 10, 2010 announcing the appointment of Heiner Dreismann, Ph.D. to the Company’s Board of Directors.